Exhibit 99.1
______________________________________________________________________

FOR IMMEDIATE RELEASE

Contact:	Michael Hartshorn	Connie Wong
	Senior Vice President,	Director, Investor Relations
	Chief Financial Officer	(925) 965-4668
	(925) 965-4503	connie.wong@ros.com

ROSS STORES REPORTS FIRST QUARTER EARNINGS,
ISSUES SECOND QUARTER 2014 GUIDANCE

Dublin, California, May 22, 2014 -- Ross Stores, Inc. (Nasdaq: ROST) today reported earnings per share for the 13 weeks ended May 3, 2014 of $1.15, up from $1.07 for the 13 weeks ended May 4, 2013. These results represent a 7% increase on top of 15% and 26% gains in the first quarters of 2013 and 2012, respectively. Net earnings for the 2014 first quarter were $243.9 million, up from $234.6 million in the prior year.

First quarter 2014 sales increased 6% to $2.681 billion, up from $2.540 billion in the first quarter of 2013. Comparable store sales for the 13 weeks ended May 3, 2014 rose 1% on top of 3% and 9% gains in the first quarters of 2013 and 2012, respectively.

Michael Balmuth, Vice Chairman and Chief Executive Officer, commented, “First quarter earnings per share performed at the high end of our guidance as strict inventory and expense controls offset the impact from unfavorable weather and a more challenging retail environment. Sales trends improved in April with more seasonal Spring weather that coincided with the later Easter shopping period. Operating margin for the quarter was better than forecasted, declining 25 basis points to 14.6%. A 35 basis point increase in cost of goods sold was partially offset by a 10 basis point improvement in selling, general and administrative costs.”

Mr. Balmuth continued, “During the first three months of fiscal 2014, we repurchased 2.0 million shares of common stock for an aggregate price of $139 million. We expect to buy back a total of $550 million in common stock during fiscal 2014, which will complete the two-year $1.1 billion authorization approved by our Board of Directors in January 2013.”

Looking ahead, Mr. Balmuth said, “For the 13 weeks ending August 2, 2014, we are forecasting same store sales to increase 1% to 2% on top of 4% and 7% gains in the second quarters of 2013 and 2012, respectively. Earnings per share for the 2014 second quarter are projected to be in the range of $1.05 to $1.09, up from $.98 last year.”

Mr. Balmuth concluded, “Based on our first quarter results and guidance for the second quarter, we now project earnings per share for the 52 weeks ending January 31, 2015 to be in the range of $4.09 to $4.21, compared to $3.88 for the 52 weeks ended February 1, 2014.”

The Company will provide additional details about its first quarter results and management’s outlook for the second quarter on a conference call to be held on Thursday, May 22, 2014 at 4:15 p.m. Eastern time. Participants may listen to a real-time audio webcast of the conference call by visiting the Investors section of the Company’s website located at www.rossstores.com. A recorded version of the call will also be available at the website address, and via a telephone recording through 8:00 p.m. Eastern time on Thursday, May 29, 2014 at 404-537-3406, ID #41229493.

Forward-Looking Statements:  This press release contains forward-looking statements regarding expected sales, earnings levels and other financial results in future periods that are subject to risks and uncertainties which could cause our actual results to differ materially from management’s current expectations. The words “plan,” “expect,” “target,” “anticipate,” “estimate,” “believe,” “forecast,” “projected,” “guidance,” “looking ahead” and similar expressions identify forward-looking statements. Risk factors for Ross Dress for Less® (“Ross”) and dd’s DISCOUNTS® include without limitation, competitive pressures in the apparel or home-related merchandise retailing industry; changes in the level of consumer spending on or preferences for apparel or home-related merchandise; impacts from the macro-economic environment and financial and credit markets that affect consumer disposable income and consumer confidence, including but not limited to interest rates, recession, inflation, deflation, energy costs, tax rates and policy, unemployment trends, and fluctuating commodity costs; changes in geopolitical and geoeconomic conditions; unseasonable weather trends; potential disruptions in supply chain or information systems; lower than planned gross margin, including higher than planned markdowns and higher than expected inventory shortage; greater than planned operating costs; our ability to continue to purchase attractive brand name merchandise at desirable discounts; attracting and retaining personnel with the retail talent necessary to execute our strategies; effectively operating and continually upgrading our various supply chain, core merchandising and other information systems; improving our merchandising and transaction processing capabilities and the reliability and security of our data communications systems through the implementation of new processes and systems enhancements; protecting against security breaches, including cyber-attacks on our transaction processing and computer information systems, that could result in the theft, transfer or unauthorized disclosure of customer, credit card, employee or other private and valuable information that we collect and process in the ordinary course of our business, and avoiding resulting damage to our reputation, loss of customer confidence, exposure to litigation and regulatory action, unanticipated costs and disruption of our operations; obtaining acceptable new store locations and improving new store sales and profitability, especially in newer regions and markets; adding capacity to our existing distribution centers and building out planned additional distribution centers timely and cost effectively; and achieving and maintaining targeted levels of productivity and efficiency in our existing and new distribution centers. Other risk factors are set forth in our SEC filings including without limitation, the Form 10-K for fiscal 2013 and 8-Ks for fiscal 2014.  The factors underlying our forecasts are dynamic and subject to change.  As a result, our forecasts speak only as of the date they are given and do not necessarily reflect our outlook at any other point in time.  We do not undertake to update or revise these forward-looking statements.

Ross Stores, Inc. is an S&P 500, Fortune 500 and Nasdaq 100 (ROST) company headquartered in Dublin, California, with fiscal 2013 revenues of $10.2 billion. The Company operates Ross Dress for Less® (“Ross”), the largest off-price apparel and home fashion chain in the United States with 1,172 locations in 33 states, the District of Columbia and Guam as of May 3, 2014. Ross offers first-quality, in-season, name brand and designer apparel, accessories, footwear and home fashions for the entire family at everyday savings of 20% to 60% off department and specialty store regular prices. The Company also operates 137 dd’s DISCOUNTS® in ten states as of May 3, 2014 that feature a more moderately-priced assortment of first-quality, in-season, name brand apparel, accessories, footwear and home fashions for the entire family at everyday savings of 20% to 70% off moderate department and discount store regular prices. Additional information is available at www.rossstores.com.
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Ross Stores, Inc.
Condensed Consolidated Statements of Earnings

	Three Months Ended
($000, except stores and per share data, unaudited)	May 3, 2014	May 4, 2013

Sales	$2,680,593	$2,539,914

Costs and Expenses
Costs of goods sold	1,908,184	1,798,811
Selling, general and administrative	379,802	361,968
Interest (income) expense, net	(104)	209
Total costs and expenses	2,287,882	2,160,988

Earnings before taxes	392,711	378,926
Provision for taxes on earnings	148,798	144,314
Net earnings	$243,913	$234,612

Earnings per share
Basic	$1.17	$1.09
Diluted	$1.15	$1.07

Weighted average shares outstanding (000)
Basic	208,949	215,408
Diluted	211,515	218,496

Dividends
Cash dividends declared per share	$0.20	$—

Stores open at end of period	1,309	1,227

Ross Stores, Inc.
Condensed Consolidated Balance Sheets

($000, unaudited)	May 3, 2014	May 4, 2013
Assets

Current Assets
Cash and cash equivalents	$595,950	$714,174
Short-term investments	—	1,038
Accounts receivable	84,492	77,284
Merchandise inventory	1,250,759	1,226,449
Prepaid expenses and other	118,751	111,405
Deferred income taxes	13,070	22,846
Total current assets	2,063,022	2,153,196

Property and equipment, net	1,924,038	1,526,564
Long-term investments	3,670	4,302
Other long-term assets	160,864	158,699
Total assets	$4,151,594	$3,842,761

Liabilities and Stockholders’ Equity

Current Liabilities
Accounts payable	$930,576	$859,595
Accrued expenses and other	352,559	328,690
Accrued payroll and benefits	171,535	168,088
Income taxes payable	121,683	110,829
Total current liabilities	1,576,353	1,467,202

Long-term debt	150,000	150,000
Other long-term liabilities	286,672	261,301
Deferred income taxes	63,291	88,997

Commitments and contingencies

Stockholders’ Equity	2,075,278	1,875,261
Total liabilities and stockholders’ equity	$4,151,594	$3,842,761

Ross Stores, Inc.
Condensed Consolidated Statements of Cash Flows

	Three Months Ended
($000, unaudited)	May 3, 2014	May 4, 2013

Cash Flows From Operating Activities
Net earnings	$243,913	$234,612
Adjustments to reconcile net earnings to net cash
provided by operating activities:
Depreciation and amortization	56,465	48,726
Stock-based compensation	12,035	11,788
Deferred income taxes	1,577	2,257
Tax benefit from equity issuance	23,141	20,341
Excess tax benefit from stock-based compensation	(22,943)	(20,114)
Change in assets and liabilities:
Merchandise inventory	6,396	(17,212)
Other current assets	(36,623)	(31,197)
Accounts payable	157,254	89,620
Other current liabilities	71,446	8,077
Other long-term, net	(8,084)	5,961
Net cash provided by operating activities	504,577	352,859

Cash Flows From Investing Activities
Additions to property and equipment	(148,700)	(97,552)
Increase in restricted cash and investments	(6,980)	(12,254)
Proceeds from investments	12,022	107
Net cash used in investing activities	(143,658)	(109,699)

Cash Flows From Financing Activities
Excess tax benefit from stock-based compensation	22,943	20,114
Issuance of common stock related to stock plans	5,668	5,766
Treasury stock purchased	(35,471)	(25,848)
Repurchase of common stock	(138,696)	(138,304)
Dividends paid	(42,581)	(37,475)
Net cash used in financing activities	(188,137)	(175,747)

Net increase in cash and cash equivalents	172,782	67,413

Cash and cash equivalents:
Beginning of period	423,168	646,761
End of period	$595,950	$714,174

Supplemental Cash Flow Disclosures
Interest paid	$—	$—
Income taxes paid	$28,936	$59,232